Exhibit 99.1


Nelnet receives letter from Department of Education


LINCOLN, Neb., October 6, 2006 - Nelnet (NYSE: NNI) announced today it received a letter from the Department of Education (Department) related to a previously announced audit report by the Department's Office of Inspector General (OIG) regarding certain loans receiving 9.5% special allowance payments. In its letter, the Department said that, until this matter is resolved, the Department will pay Nelnet's request for its special allowance payments using the generally applicable special allowance formulas, and not the 9.5% special allowance rate for these loans. The Department will pay the differential if the matter is resolved in the company's favor.

The Department said in its letter, "If resolution of the audit finding upholds the propriety of Nelnet's claim for special allowance at the 9.5% minimum return rate for some or all of the questioned loans, the Department will pay."

Nelnet believes the OIG audit report is incorrect and that the company has billed for these special allowance payments in accordance with applicable laws, regulations, and the Department's previous guidance, and therefore, disagrees with the Department's letter. Nelnet estimates the special allowance payments that will be withheld to be approximately $10 million for the third-quarter 2006.

The company will continue its focus on serving education-seeking families while working with the Department to reach a timely resolution of this matter. Nelnet will also examine all other remedies that prove the merits of the company's position.

About Nelnet
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For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education, and prepare for their careers. The company has invested hundreds of millions of dollars in products, services, and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in fee reductions, and Nelnet sponsored scholarships. Nelnet serves students in 50 states, employs approximately 3700 associates, and has $22.4 billion in net student loan assets.
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Additional information is available at www.nelnet.net

Information contained in this press release, other than historical information, may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending nature of the resolution of the audit discussed in this press release, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.